Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-222132

PROSPECTUS SUPPLEMENT
(to prospectus dated January 11, 2018)

Up to $50,000,000

Common Stock

We have entered into an At Market Issuance Sales Agreement, or the sales agreement, with H.C. Wainwright & Co., LLC, or HCW, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock, par value $0.001, having an aggregate offering price of up to $50 million from time to time through HCW, acting as sales agent, at our discretion.

Our common stock is listed on the NYSE American, or the Exchange, under the symbol “DPW.” On February 23, 2018, the last reported sale price of our common stock was $1.66 per share.

Sales of our common stock, if any, under this prospectus supplement and accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. HCW is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between HCW and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to HCW for sales of common stock sold pursuant to the sales agreement will be an amount equal to 5.0% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, HCW may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of HCW may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to HCW with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our common stock involves high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 4 of the accompanying prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

February 27, 2018

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should rely only on the information contained in or incorporated by reference into this prospectus supplement or contained in or incorporated by reference into the accompanying prospectus to which we have referred you. Neither we nor HCW have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We do not, and HCW does not, take responsibility for, and can provide no assurances as to, the reliability of any information that others provide you. The information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and are seeking offers to buy, the shares only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown to us that could cause actual results and developments to differ materially from those expressed or implied in such statements, including the risks described under “Risk Factors” in this prospectus supplement, and the other information in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2016.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the accompanying prospectus.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless required by law to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Unless otherwise indicated or unless the context requires otherwise, this prospectus supplement includes the accounts of DPW Holdings, Inc., a Delaware corporation and its wholly-owned subsidiaries, collectively referred to as “we”, “us”, “our” or the “Company”.

Overview

We are a growth company seeking to increase our revenues through acquisitions. Our strategy reflects our management and Board’s current philosophy that occurred as a result of a change in control completed in September 2016. Our acquisition and development target strategy includes companies that have developed a “new way of doing business” in mature, well-developed industries experiencing changes due to new technology; companies that may become profitable or more profitable through efficiency and reduction of costs; companies that are related to our core business in the commercial and defense industries; and companies that will enhance our overall revenues. It is our goal to substantially increase our gross revenues in the near future.

We were originally a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the medical, military, telecom and industrial markets. Although we intend to seek growth through acquisitions, we will continue to focus on high-grade and custom product designs for the commercial, medical and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions.

We also have operations located in Europe through our wholly-owned subsidiary, Digital Power Limited (“DPL”), Salisbury, England, which operates under the brand name of “Gresham Power Electronics” (“Gresham”). DPL designs, manufactures and sells power products and system solutions mainly for the European marketplace, including power conversion, power distribution equipment, DC/AC (Direct Current/Active Current) inverters and UPS (Uninterrupted Power Supply) products. Our European defense business is specialized in the field of naval power distribution products.

On November 30, 2016, Digital Power formed Digital Power Lending, LLC (“DP Lending”), a wholly-owned subsidiary. DP Lending is engaged in providing commercial loans to companies throughout the United States to provide them with operating capital to finance the growth of their businesses. The loans will primarily be short-term, ranging from six to twelve months.

On June 2, 2017, we completed the acquisition of a 56.4% majority interest in Microphase Corp. (“Microphase”) Microphase is a customer-driven supplier of advanced electronic technology solutions serving applications from DC to 100 GHz across a diverse mix of markets. Microphase designs, develops and manufactures standard and customized state-of-the-art RF, Microwave, and Millimeter-wave components, devices, subsystems and integrated modules for the worldwide commercial wireless infrastructure, defense & aerospace, satellite, wireless multimedia and consumer electronics, public safety and homeland/global security markets.

On September 1, 2017, Coolisys Technologies, Inc. (“Coolisys”), a Delaware corporation and wholly owned subsidiary of DPW Holdings, Inc. (the “Company”), completed the acquisition of all of the Membership Interests of Power-Plus Technical Distributors LLC.  Power-Plus Technical Distributors is an industrial distributor of value added power supply solutions, UPS systems, fans, filters, line cords, and other power-related components.  As a result of the acquisition, Power-Plus Technical Distributors has become a subsidiary of Coolisys.

In October 2017, William Gordon, the Company’s Vice President, purchased 138,806 shares of our common stock at $0.67 for cancellation of $93,000 in debt that was owed to Mr. Gordon in connection with the Company’s acquisition of Power-Plus Technical Distributors LLC. These shares were issued to Mr. Gordon under the Company’s shelf registration statement (Reg. No. 333-215834).

On November 2, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the we agreed to issue and sell to the Purchaser (i) at the first closing, 300,000 shares of restricted common stock of the Company (the “Restricted Shares”) and a 10% Original Issue Discount Convertible Debenture for a purchase price of $1,010,000 with a principal face amount of $1,111,000 and (ii) at the second closing, an additional 10% Original Issue Discount Convertible Debenture for an aggregate purchase price of $990,000 with an aggregate principal face amount of $1,089,000.

On November 7, 2017, we entered into subscription agreements with investors, under which we agreed to issue and sell 725,000 shares of common stock to the investors at $0.60 per share for an aggregate purchase price of $435,000. $180,000 of the aggregate purchase price was paid in cash and $255,000 was in consideration for the cancellation of debt incurred by the Company.

On December 4, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which we agreed to issue and sell to the Purchaser 150,000 shares of restricted common stock of the Company (the “Restricted Shares”) and a 10% Original Issue Discount Convertible Debenture for a purchase price of $500,000 with a principal face amount of $550,000. The Purchase Agreement closed on December 14, 2017.

On December 5, 2017, we entered into an exchange agreement (the “Exchange Agreement”) with WT Johnson & Sons (Huddersfield) Limited (the “Holder”), pursuant to which we issued to the Holder, (a) a convertible promissory note in the principal amount of $600,000 (“Note A”), and (b) a convertible promissory note in the principal amount of $1,667,766 (“Note B”), in exchange for cancellation of (i) an outstanding loan made by the Holder to MTIX Ltd. (“MTIX”), a wholly owned subsidiary of Avalanche International Corp., an affiliate of the Company, in the amount of $265,666; and (ii) cancellation of an aggregate of $2,002,500 owed by MTIX to the Holder pursuant to an Agreement for the Sale and Purchase of the Textile Multi-Laser Enhancement Technology Machine dated as of July 21, 2017 by and between MTIX and the Holder. The Exchange Agreement closed on December 13, 2017.

On December 5, 2017, we entered into an exchange agreement (the “Agreement”) with several accredited investors (each, an “Investor” and collectively, the “Investor”), pursuant to which we issued to each of the Investors, (a) shares of common stock (the “Conversion Shares”), and (b) a warrant (the “Warrant”) to purchase shares of common stock (the “Warrant Shares”), in exchange for cancellation of outstanding debt owed to the Investors by Microphase in the amount of $690,000. Pursuant to the terms of the Agreement, the Investors were entitled to 10% interest payable on the debt until August 31, 2017 and an additional premium of 25%, resulting in an aggregate amount of debt of $896,939 (the “Debt”). The number of Conversion Shares issuable to each Investor was derived by dividing the individual’s portion of the Debt by the 10-day trailing volume-weighted average price ending on August 4, 2017, resulting in the issuance of an aggregate of 1,523,852 Conversion Shares. Each Investor was entitled to receive a Warrant to purchase that number of Warrant Shares equal to 25% of the Conversion Shares the Investor was issued. Each Warrant is exercisable for $1.10 per share, carries a term of three years, is exercisable on a cashless basis and contains standard anti-dilution provisions. The Agreement provides for registration rights under the Securities Act of 1933, as amended for the Conversion Shares and the Warrant Shares. The Agreement closed on December 13, 2017.

On December 5, 2017, we entered into a subscription agreement with certain investors (the “Direct Offering”) for the sale of 640,000 shares of common stock at $1.25 per share for the aggregate purchase price of $800,000. The Direct Offering was consummated on December 13, 2017.

On December 28, 2017, at the Annual Meeting of Shareholders of DPW Holdings, Inc., then known as Digital Power Corporation, the Company’s shareholders approved a number of proposals, including the reincorporation of the Company from California to Delaware (“Reincorporation”). The effective date of the Reincorporation was December 29, 2017.  Upon consummation of the Reincorporation, the daily business operations of the Company continued as they were conducted by its predecessor immediately prior to the Reincorporation and the officers and directors of the predecessor became the officers and directors of the Company, except that Milton C. Ault III became the Company’s Chief Executive Officer whereas Amos Kohn remained as its President and Chief Financial Officer. The Reincorporation did not affect any of the Company’s material contracts with any third parties, and the Company’s rights and obligations under such material contractual arrangements continue to be rights and obligations of the Company after the Reincorporation. The Reincorporation did not result in any change in headquarters, business, jobs, management, location of any of the offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation) of the Company.

On December 31, 2017, CooliSys Technologies Inc. (“Coolisys”), a Delaware corporation and wholly owned subsidiary of the Company, entered into a Share Purchase Agreement (the “Agreement”) with Micronet Enertec Technologies, Inc. (“MICT”), a Delaware corporation, Enertec Management Ltd., an Israeli corporation and wholly owned subsidiary of MICT (“EML” and, together with MICT, the “Seller Parties”), and Enertec Systems 2001 Ltd. (“Enertec”), an Israeli corporation and wholly owned subsidiary of EML, pursuant to which Coolisys shall acquire Enertec, subject to the terms and conditions set forth in the Agreement. The purchase price consists of a cash payment of $5,250,000 and the assumption of $4,000,000 in Enertec’s liabilities, with the cash portion to be adjusted for any increase or decrease of the $4,000,000 in liabilities.

On January 25, 2018, the Company issued two 5% Promissory Notes (collectively, the “Notes”), each in the principal face amount of $2,500,000 for an aggregate debt of $5,000,000 to two institutional investors.  The entire unpaid balance of the principal and accrued interest on each of the Notes is due and payable on February 23, 2018, subject to a 30-day extension available to the Company.

On January 23, 2018, the Company reached preliminary agreement on the terms to govern the acceptance of delivery of the purchase order conveying to the Company the right to acquire 1,000 Antminer S9s (the “Miners”) manufactured by Bitmain Technologies, Inc. (the “Bitmain”), in connection with the Company’s cryptocurrency mining operations, or crypto mining. Pursuant to a purchase order delivered on behalf of Bitmain to the Company, on January 31, 2018 the Company paid approximately $4,750,000 to Bitmain for the Miners.  The Company received delivery of the Miners on February 1, 2018.

On January 23, 2018, the Company entered into a Securities Purchase Agreement (the “Agreement”) with an institutional investor to sell, for an aggregate purchase price of $1,000,000, a 10% Senior Convertible Promissory Notes (the “Note”) with an aggregate principal face amount of $1,250,000, a warrant (the “Warrant”) to purchase an aggregate of 625,000 shares of common stock and 543,478 shares of common stock (the “Issuable Shares”). The transactions contemplated by the Agreement closed on February 8, 2018 (the “Closing Date”).  The Note is convertible into Conversion Shares at $2.00 per share, subject to adjustment. The exercise price of the Warrant is $2.20 per share, subject to adjustment.

Related Party Transactions

Philou Ventures, LLC

On March 9, 2017, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Philou Ventures LLC (“Philou Ventures”), pursuant to which Purchase Agreement Philou Ventures will invest up to $5,000,000 in us through the purchase of Series B Preferred Stock (“Preferred Stock”) over a term of 36 months. On March 24, 2017, Philou Ventures purchased 25,000 shares of Preferred Stock pursuant to the Purchase Agreement in consideration of cancellation of Company debt of $250,000 due to MCKEA Holdings LLC (“MCKEA”), an affiliate of Philou Ventures. Between March 24, 2017 and June 2, 2017, Philou Ventures purchased 100,000 shares of Preferred Stock pursuant to the terms of the Purchase Agreement.

Avalanche International, Corp.

On October 5, 2016, November 30, 2016, and February 22, 2017, the Company entered into three 12% Convertible Promissory Notes with Avalanche International, Corp. (“Avalanche”) in the principal amount of $525,000 each (the “AVLP Notes”). The AVLP Notes included a 5% original issue discount, resulting in net loans to Avalanche of $1,500,000 and an original issue discount of $75,000. During the period from March 29, 2017 to August 16, 2017, the Company funded $1,809,000 in excess of the $1,500,000 net loan amount required pursuant to the terms of the AVLP Notes.

In March 2017, Avalanche contractually acquired the rights to MTIX Limited (“MTIX”), an English company that owns the proprietary rights for the development of a cost effective and environmentally friendly material synthesis technology for textile applications. On March 15, 2017, the Company announced that it had entered into a $50 million purchase order with MTIX to manufacture, install and service fabric treatment machines that utilize the MLSE™ system. No assurance can be given that MTIX will order $50 million in fabric machines which are the subject of the purchase order.

On September 6, 2017, the Company and Avalanche entered into a Loan and Security Agreement (“AVLP Loan Agreement”) with an effective date of August 21, 2017 pursuant to which the Company will provide Avalanche a non-revolving credit facility of up to $5 million, inclusive of prior amounts loaned to Avalanche, for a period ending on August 21, 2019. In consideration of entering into the AVLP Loan Agreement, the Company and Avalanche cancelled the AVLP Notes and consolidated the AVLP Notes and prior advances totaling $3,309,000 plus original issue discount of $165,000 and issued a new Convertible Promissory Note in the aggregate principal amount of $3,474,000 (the “New Note”) that is convertible into shares of Avalanche at a conversion price of $0.50 per share. Future advances under the AVLP Loan Agreement, which totaled $649,820 at December 31, 2017, are evidenced by a convertible promissory note containing a conversion price feature of $0.50 per share and warrant with an exercise price of $0.50 per share.

Milton C. Ault, III and William Horne, two of our directors, are directors of Avalanche. In addition, based on Avalanche’s Form 10-K for the year ended December 31, 2015, Philou Ventures is the largest shareholder of Avalanche. Philou Ventures is our largest shareholder, and Kristine L. Ault, Milton C. Ault, III’s spouse, is the manager for Philou Ventures. Kristine L. Ault is also the managing member of MCKEA, which in turn, is the member of Philou Ventures.

Corporate Information

Our corporate name is DPW Holdings, Inc. for both legal and commercial purposes. We are located at 48430 Lakeview Blvd., Fremont, California, 94538-3158 (telephone number (510) 657-2635). Our website address is www.dpwholdings.com. The information on our website does not constitute part of this prospectus supplement.  We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Common stock offered by us:	Shares of our common stock having an aggregate offering price of up to $50.0 million.

Manner of offering:	“At the market offering” that may be made from time to time through our sales agent, HCW. See “Plan of Distribution” on page S-21.

Use of proceeds:
We intend to use the net proceeds, if any, from this offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions of new technologies and investments, the financing of possible acquisitions or business expansions, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock. See “Use of Proceeds” on page S-18.

Risk Factors:
Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our securities.

NYSE American trading symbol:	DPW

RISK FACTORS

An investment in our securities involves a high degree of risk.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and discussed under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement and accompanying prospectus in their entirety, together with all of the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any related free writing prospectus.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

GENERAL RISK FACTOR

We have an evolving business model, which increases the complexity of our business.

Our business model has evolved in the past and continues to do so. In prior years we have added additional types of services and product offerings and in some cases we have modified or discontinued those offerings. We intend to continue to try to offer additional types of products or services, and we do not know whether any of them will be successful. From time to time we have also modified aspects of our business model relating to our product mix. We do not know whether these or any other modifications will be successful. The additions and modifications to our business have increased the complexity of our business and placed significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. Future additions to or modifications of our business are likely to have similar effects. Further, any new business or website we launch that is not favorably received by the market could damage our reputation or our brand. The occurrence of any of the foregoing could have a material adverse effect on our business.

ADDITIONAL RISKS RELATED TO OUR STOCK AND THIS OFFERING

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

If you purchase our common stock in this offering, you may incur immediate dilution in the book value of your investment.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 30,120,482 shares of our common stock are sold at a price of $1.66 per share, the last reported sale price of our common stock on the Exchange on February 23, 2018, for aggregate gross proceeds of $50 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $(0.58) per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2017 after giving effect to this offering and the assumed offering price. If we were to sell shares of our common stock in this offering at a price per share greater than our net tangible book value, it would result in dilution of your investment. The exercise of outstanding stock options and warrants or the settlement of outstanding restricted stock units would result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you may incur if you participate in this offering. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not anticipate paying dividends on our common stock and, accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

The common stock offered hereby will be sold in “at the market offerings”, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a sales notice to HCW at any time throughout the term of the sales agreement.  The number of shares that are sold by HCW after delivering a sales notice will fluctuate based on the market price of the common shares during the sales period and limits we set with HCW.  Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

RISKS RELATED TO DIGITAL TOKENS AND CRYPTOCURRENCY

We intend to develop an online cloud mining platform which may subject us to additional liabilities from our customers.

The Company intends to develop and offer a cloud mining platform to customers who prefer not to directly acquire and maintain crypto mining hardware. To date, the Company has offered the cloud mining platform to selected customers prior to offering the platform to the general public. The success of this business will be largely dependent on achieving sustainable revenues that are dependent on prices of the various currencies and controlling costs, which are primarily power and computer hardware.  In addition, through our management and administration of crypto mining equipment on behalf of our customers, we may become subject to actions from our customers seeking to recover for liabilities arising from, among other matters:

•	erroneously accounting for proceeds from crypto mining activities;
•	power, network or technology failures which prevent our miners from operating efficiently;
•	delays in processing payments at times when there are significant fluctuations in the price of the cryptocurrencies; and
•	hackers or other malicious groups or organizations targeting and attempting to interfere with our miners which could negatively affect the operations of such miners.

The Company may lose access to digital tokens and any cryptocurrency due to loss of private key(s), custodial error, or purchaser error.

A private key, or a combination of private keys, is necessary to control and dispose of cryptocurrency stored in a digital wallet or vault. Accordingly, loss of requisite private key(s) associated with a digital wallet or vault storing cryptocurrency will result in loss of such cryptocurrency. Moreover, any third party that gains access to such private key(s), including by gaining access to login credentials of a digital wallet or secure service used by the Company, may be able to misappropriate any digital token or cryptocurrency held by the Company. Any errors or malfunctions caused by or otherwise related to the digital wallet that the Company chooses to receive and store cryptocurrency, including the Company’s failure to properly maintain or use such digital wallet or secure service, may also result in the loss of any cryptocurrency held by the Company.  Additionally, the Company’s failure to follow precisely the procedures for buying and receiving cryptocurrency, including, for instance, if it provides the wrong address for receiving cryptocurrency, may result in the loss of any cryptocurrency held or purchased by the Company.

Hackers or other malicious groups or organizations may attempt to interfere with end users of digital tokens, or cryptocurrency, in a variety of ways.

Hackers or other malicious groups or organizations may target and attempt to interfere with end users of digital tokens, or cryptocurrency, in a variety of ways, including, but not limited to, end user attacks such as malware attacks, denial of service attacks, consensus-based attacks, Sybil attacks, smurfing and spoofing. Furthermore, although the Company utilizes a closed system to mine cryptocurrency, there is a risk that a third party or a member of the Company may intentionally or unintentionally introduce weaknesses into the core infrastructure, which could negatively affect the Company and any cryptocurrency with which the Company is involved.

The Company has discretion over the maintenance, storage and transmission of its cryptocurrency holdings. Currently investments and holdings in cryptocurrencies by the Company are uninsured and, as a result, the Company may lose all of its money invested in cryptocurrencies without any recourse.

Unlike bank accounts or accounts at some other financial institutions, cryptocurrencies are generally uninsured unless an investor purchases private insurance to insure them or holds them with a vendor which provides insurance. Thus, in the event of loss or loss of utility value, there is no public insurer, such as the Securities Investor Protection Corporation (“SIPC”) or the Federal Deposit Insurance Corporation (“FDIC”), to offer recourse to any investor, including the Company, unless covered independently by private insurance arranged by us. Further, the Company has wide discretion over the storage of its cryptocurrency holdings. The Company intends to use various third party wallet providers, trust companies or others to hold its cryptocurrency holdings. The Company may have a high concentration of its cryptocurrency holdings in one location or with one third party wallet provider, which may be prone to losses arising out of hacking, loss of passwords, compromised access credentials, malware, cyber-attacks or other factors. The Company may not do detailed diligence on third party wallet providers and, as a result, may not be aware of all security vulnerabilities and risks. Certain third party wallet providers may not indemnify the Company against any losses thereby hurting the Company’s ability to recover losses from third party wallet providers. The systems in place to ensure the security of the Company’s cryptocurrency holdings may not prevent the improper access to, damage or theft of the Company’s holdings in cryptocurrencies. Further, a loss due to the storage of the Company’s cryptocurrencies could harm the Company's reputation or result in the loss of some or all of the Company’s cryptocurrencies, including those assets held on behalf of customers for the Company’s online cloud mining platform.

The regulatory status of cryptocurrency and distributed ledger technology is unclear or unsettled in many jurisdictions and it is difficult to predict the impact future regulation may have on either.

The regulatory status of cryptocurrency and distributed ledger technology is unclear or unsettled in many jurisdictions. It is difficult to predict how or whether regulatory agencies may apply existing regulation with respect to such technology and its applications. It is likewise difficult to predict how or whether legislatures or regulatory agencies may implement changes to law and regulation affecting distributed ledger technology and its applications, including applicable cryptocurrency protocols.  Regulatory actions could negatively impact any cryptocurrency in various ways, including, for purposes of illustration only, through a determination that cryptocurrency are a regulated financial instrument that requires registration or licensing.

The tax characterization of cryptocurrency is uncertain.

Cryptocurrency holders may be required to pay taxes associated with the transactions contemplated herein, whether in the United States or in their home countries. It is the sole responsibility of cryptocurrency holders to comply with the tax laws of the United States and other jurisdictions applicable to them and pay all relevant taxes. The sale or other exchange of cryptocurrency, or the use of cryptocurrency to pay for goods or services, or holding cryptocurrency as an investment, generally has tax consequences that could result in tax liability. In 2014, the Internal Revenue Service issued guidance on the tax treatment of transactions using cryptocurrency, such as Bitcoins or other similar currencies.

The transfer of any cryptocurrency may be restricted, which may adversely affect its liquidity and the price at which it may be sold.

Cryptocurrency has not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold except pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable laws and regulations. These restrictions may limit the ability of investors to resell cryptocurrency. It is the responsibility of any holder of a digital token or a cryptocurrency to ensure that all offers and sales of cryptocurrency within the United States and other jurisdictions comply with all applicable laws and regulations.

Cryptocurrency confers no governance rights in any entity.

Because cryptocurrencies confer no governance rights of any kind with respect to any entity with which such digital token or cryptocurrency may be associated, all decisions involving a related company will be made by the management and/or stockholders of such company at their sole discretion.  These decisions could adversely affect the utility or value of any applicable digital token or cryptocurrency.

There are unanticipated and unknown risks in buying and holding cryptocurrency and/or cryptographic tokens.

Digital tokens and various cryptocurrencies are a relatively new and untested technology. In addition to the risks specified in these risk factors, there are other risks associated with either the Company’s or a holder’s purchase, holding and use of digital tokens and cryptocurrency cannot be anticipated. Such risks may further materialize as unanticipated variations or combinations of the risks discussed in this prospectus supplement.

Our decision to deal in cryptocurrencies, such as bitcoins, may subject us to exchange risk and additional tax and regulatory requirements.

Bitcoin is not considered legal tender or backed by any government, and it has experienced price volatility, technological glitches and various law enforcement and regulatory interventions. The use of cryptocurrencies such as bitcoin has been prohibited or effectively prohibited in some countries. If we fail to comply with regulations or prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences. From time to time, we may hold bitcoin and other cryptocurrencies directly, and we have exchange rate risk on the amounts we hold as well as the risks that regulatory or other developments may adversely affect the value of the cryptocurrencies we hold. The uncertainties regarding legal and regulatory requirements relating to cryptocurrencies or transactions utilizing cryptocurrencies, as well as potential accounting and tax issues, or other requirements relating to cryptocurrencies could have a material adverse effect on our business.

Various cryptocurrencies facilitate the use of anonymous transactions which could adversely affect the Company.

Although bitcoin and other cryptocurrency transaction details are logged on the blockchain, a buyer or seller of bitcoin may never know to whom the public key belongs or the true identity of the party with whom it is transacting. Some public key addresses are randomized sequences of alphanumeric characters that, standing alone, do not provide sufficient information to identify users. Transacting with a counterparty that is unknown to the Company, such as a party making illicit use of cryptocurrencies, could have an adverse effect on the Company or its reputation.

Our investment in Super Crypto Mining, Inc. may expose us to risks under laws and regulations with which we do not have significant experience.

In 2017, we established our cryptocurrency business, which is pursuing a variety of digital currency. We anticipate mining the top ten cryptocurrencies for the Company’s own account. These include Bitcoin, Bitcoin Cash, Litecoin and Ethereum, along with other currencies that we consider to be in the top ten by market capitalization. Virtually every state in the U.S. regulates money transmitters and money services businesses. In some states the licensing requirements and regulations expressly cover companies engaged in digital currency activities; in other states it is not clear whether or how the existing laws and regulations apply to digital currency activities. Further, U.S. federal law requires registration of most such businesses with the Financial Crimes Enforcement Network ("FinCEN"). These licenses and registrations subject companies to various anti-money laundering, know-your-customer, record-keeping, reporting and capital and bonding requirements, limitations on the investment of customer funds, and inspection by state and federal regulatory agencies. Under U.S. federal law, it is a crime for a person, entity or business that is required to be registered with FinCEN or licensed in any state to fail to do so, even if the person, entity or business was unaware of the licensing requirement. Further, under U.S. federal law, anyone who owns all or part of an unlicensed money transmitting business is subject to civil and criminal penalties. The business in which we have invested has represented to us that it has not taken any action that could subject it to registration with FinCEN or to the licensing requirements in any state and has agreed that it will not do so until it has become properly licensed in all required states and registered with FinCEN. However, if the business makes an error, even inadvertently, we could be subject to potential civil and criminal penalties as a result. Any such penalties, or even the allegation of criminal activities, could have a material adverse effect on us and our business. Further, all of our foreign business activities expose us to a variety of risks, including risks under the Foreign Corrupt Practices Act.

U.S. and international regulatory changes or actions may restrict the use of or impose heightened regulatory burdens on cryptocurrency or the operation of cryptocurrency network based on currency, securities, or commodities regulations in a manner that adversely affects an investment in us.

Until recently, little or no regulatory attention has been directed toward cryptocurrency and the cryptocurrency networks by U.S. federal and state governments, foreign governments, and self-regulatory agencies. As cryptocurrency has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress, and certain U.S. agencies (e.g., FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of cryptocurrency networks, cryptocurrency users, and cryptocurrency exchange markets. Local state regulators such as the California Department of Financial Institutions and the New York State Department of Financial Services have also initiated examinations of Bitcoins, the Bitcoin Network, and the regulation thereof. Additionally, a U.S. federal magistrate judge in the U.S. District Court for the Eastern District of Texas has ruled that “Bitcoin is a currency or form of money,” two CFTC commissioners publicly expressed a belief that derivatives based on Bitcoins are subject to the same regulation as those based on commodities, and the IRS released guidance treating cryptocurrency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow these asset classifications. There is a possibility of future regulatory change altering, perhaps to a material extent, the nature of an investment in us or our ability to continue to operate.

Currently, neither the SEC nor the CFTC has formally asserted regulatory authority over cryptocurrency, cryptocurrency networks, or cryptocurrency trading and ownership, though in testimony before the U.S. Senate Committee on Agriculture, Nutrition and Forestry on December 10, 2014, CFTC Chairman Timothy Massad stated that the CFTC believed it had jurisdiction over derivative instruments such as futures and swaps based on digital currencies. On July 25, 2017, the SEC issued an investigative report, stating that offers and sales of digital assets by “virtual” organizations using distributed ledger or cryptocurrency technology (i.e., Initial Coin Offerings or Token Sales) are subject to the requirements of the federal securities laws. Furthermore, the SEC has raised concerns with instances of public companies changing their business models to reflect a focus on cryptocurrency or blockchain technology and is looking closely at the disclosures of public companies that shift their business models to capitalize on the perceived promise of distributed ledger technology and whether the disclosures comply with the federal securities laws, particularly in the context of a securities offering, and in a few instances halted the trading of companies. To the extent that Bitcoins, Ethereum, or Litecoins, themselves are determined to be a security, commodity future or other regulated asset, or to the extent that a US or foreign government or quasi-governmental agency exerts regulatory authority over the Bitcoin, Ethereum, or Litecoin Networks, or cryptocurrency trading and ownership, trading or ownership in cryptocurrency may be adversely affected, which could adversely affect an investment in our company.

To the extent that future regulatory actions or policies limit the ability to exchange cryptocurrency or utilize them for payments, the demand for cryptocurrency will be reduced. Furthermore, regulatory actions may limit the ability of end-users to convert cryptocurrency into fiat currency (e.g., U.S. Dollars) or use cryptocurrency to pay for goods and services. Such regulatory actions or policies could adversely affect an investment in us.

Cryptocurrency currently faces an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions such as the European Union, China and Russia. While certain governments such as Germany—where the Ministry of Finance has declared Bitcoins to be “Rechnungseinheiten” (a form of private money that is recognized as a unit of account, but not recognized in the same manner as fiat currency) — have issued guidance as to how to treat bitcoins and/or other cryptocurrencies, most regulatory bodies have not yet issued official statements regarding intention to regulate or determinations on regulation of cryptocurrency, the cryptocurrency networks, and cryptocurrency users. Among those for which preliminary guidance has been issued in some form, Canada and Taiwan have labeled cryptocurrency as a digital or virtual currency, distinct from fiat currency, while Sweden and Norway are among those to categorize cryptocurrency as a form of virtual asset or commodity. In China, authorities have recently banned use of bitcoins and/or other cryptocurrencies and ordered Beijing-based cryptocurrency exchanges to cease trading and immediately notify users of their closures. Similarly, Russia has indicated an intent to ban use of bitcoins and/or other cryptocurrencies and Russia’s Central Bank stated that at this stage they will not approve any cryptocurrency trading on any official exchange, nor will it approve the use of the technology for infrastructure purposes. In May 2014, the Central Bank of Bolivia banned the use of Bitcoins as a means of payment. In the summer and fall of 2014, Ecuador announced plans for its own state-backed electronic money, while passing legislation that reportedly prohibits the use of decentralized digital currencies. Conversely, regulatory bodies in some countries such as India and Switzerland have declined to exercise regulatory authority when afforded the opportunity. Various foreign jurisdictions may, in the near future, adopt laws, regulations, or directives that affect cryptocurrency networks and its users, particularly cryptocurrency exchanges and service providers that fall within such jurisdictions’ regulatory scope. Other countries such as Malaysia and Australia have been considering regulation, classification, and potential bans. Such laws, regulations, or directives may conflict with those of the United States and may negatively impact the acceptance of cryptocurrency by users, merchants, and service providers outside of the United States and may, therefore, impede the growth of the cryptocurrency economy.

The effect of any future regulatory change on our company or cryptocurrency is impossible to predict, but such change could be substantial and adverse to us and could adversely affect an investment in us.

It may be illegal now, or in the future, to acquire, own, hold, sell or use cryptocurrency in one or more countries, and ownership of, holding or trading in or company’s securities may also be considered illegal and subject to sanction.

Although currently cryptocurrency is not regulated or are lightly regulated in most countries, including the United States, one or more countries may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use cryptocurrency or to exchange cryptocurrency for fiat currency. Such restrictions may adversely affect an investment in our company.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrency may be irretrievable. As a result, any incorrectly executed cryptocurrency transactions could render company liable to lawsuits or criminal charges to the extent company facilitates bad transactions, and thus, adversely affect an investment in us.

Cryptocurrency transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on the cryptocurrency network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of cryptocurrency or a theft of cryptocurrency generally will not be reversible and we may not be capable of seeking compensation for any such transfer or theft. Although our transfers of cryptocurrency will regularly be made to or from vendors, consultants, services providers, etc. it is possible that, through computer or human error, or through theft or criminal action, our cryptocurrency could be transferred from us in incorrect amounts or to unauthorized third parties. To the extent that we are unable to seek a corrective transaction with such third-party or are incapable of identifying the third-party that has received our cryptocurrency through error or theft, we will be unable to revert or otherwise recover incorrectly transferred company cryptocurrency. To the extent that we are unable to seek redress for such error or theft, such loss could adversely affect an investment in us. In addition, incorrectly executed cryptocurrency transactions could render company liable to lawsuits or criminal charges to the extent company facilitates bad transactions, and thus, adversely affect an investment in us.

The cryptocurrency exchanges on which cryptocurrencies trade are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure than established, regulated exchanges for other products. To the extent that the cryptocurrency exchanges representing a substantial portion of the volume in cryptocurrency trading are involved in fraud or experience security failures or other operational issues, such cryptocurrency exchanges’ failures may result in a reduction in the price of cryptocurrency and can adversely affect an investment in us.

The cryptocurrency exchanges on which cryptocurrency trade are new and, in most cases, largely unregulated. Furthermore, many cryptocurrency exchanges do not provide the public with significant information regarding their ownership structure, management teams, corporate practices, or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, cryptocurrency exchanges, including prominent exchanges handling a significant portion of the volume of cryptocurrency trading. These potential consequences of a cryptocurrency exchange’s failure could reduce the demand and use of cryptocurrency, reduce the value of cryptocurrency, and/or adversely affect an investment in us.

In the past, many cryptocurrency exchanges have been closed due to fraud, failure, or security breaches. In many of these instances, the customers of such cryptocurrency exchanges were not compensated or made whole for the partial or complete losses of their account balances in such cryptocurrency exchanges. While smaller cryptocurrency exchanges are less likely to have the infrastructure and capitalization that make larger cryptocurrency exchanges more stable, larger cryptocurrency exchanges are more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information, or gain access to private computer systems).

If the awards of cryptocurrency for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may respond in a way that reduces confidence in the cryptocurrency networks, which could adversely affect an investment in our company.

If the award of new cryptocurrency for solving blocks declines and transaction fees are not sufficiently high, miners may not have an adequate incentive to continue mining cryptocurrency and may cease their crypto mining operations.  Miners ceasing operations would reduce the collective processing power on the cryptocurrency networks, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to the blockchain until the next scheduled adjustment in difficulty for block solutions) and make the cryptocurrency networks more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power on the cryptocurrency networks. Any reduction in confidence in the confirmation process or processing power of cryptocurrency networks may adversely impact Super Crypto Mining, Inc., as well as an investment in us.

In addition, to the extent to which the value of cryptocurrency mined by a professionalized crypto mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized crypto mining operation may be more likely to sell a higher percentage of its newly mined cryptocurrency rapidly if it is operating at a low profit margin—and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage of the new cryptocurrency mined each day will be sold into the cryptocurrency exchange markets more rapidly, thereby reducing cryptocurrency prices. Lower cryptocurrency prices will result in further tightening of profit margins, particularly for professionalized crypto mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of cryptocurrency until crypto mining operations with higher operating costs become unprofitable and remove mining power from the cryptocurrency networks. The network effect of reduced profit margins resulting in greater sales of newly mined cryptocurrency could result in a reduction in the price of cryptocurrency that could adversely impact Super Crypto Mining, Inc., as well as an investment in our company.

To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in the cryptocurrency networks, which could adversely impact an investment in us.

To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the blockchain. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks; however, to the extent that any such incentives arise (e.g., a collective movement among miners or one or more mining pools forcing cryptocurrency users to pay transaction fees as a substitute for or in addition to the award of new cryptocurrency upon the solving of a block), actions of miners solving a significant number of blocks could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in cryptocurrency networks, which could adversely impact an investment in our company.

Intellectual property rights claims may adversely affect the operation of cryptocurrency networks.

Third parties may assert intellectual property claims relating to the holding and transfer of digital currencies and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in cryptocurrency networks’ long-term viability or the ability of end-users to hold and transfer cryptocurrency may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing cryptocurrency networks or holding or transferring their cryptocurrency. As a result, an intellectual property claim against us or other large cryptocurrency network participants could adversely affect an investment in us.

Currently, there is relatively small use of cryptocurrency in the marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in us.

As relatively new products and technologies, cryptocurrency has only recently become widely accepted as a means of payment for goods and services, and use of cryptocurrency by remains limited. Conversely, a significant portion of cryptocurrency demand is generated by speculators and investors seeking to profit from the short- or long-term holding of cryptocurrency. A lack of expansion by cryptocurrency into our markets, or a contraction of such use, may result in increased volatility or a reduction in the price of cryptocurrencies, either of which could adversely impact an investment in us.

The acceptance of Bitcoin Network, Ethereum Network, or Litecoin Network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the respective networks could result in a “fork” in the blockchain, resulting in the operation of two separate networks until such time as the forked blockchains are merged. The temporary or permanent existence of forked blockchains could adversely impact Super Crypto Mining, Inc. as well as an investment in us.

Bitcoin, Ethereum, and Litecoin are open source projects and, although there is an influential group of leaders in the cryptocurrency community, there is no official developer or group of developers that formally controls the Bitcoin, Ethereum, or Litecoin Networks. Any individual can download the particular cryptocurrency network software and make any desired modifications, which are proposed to users and miners on the respective network through software downloads and upgrades. A substantial majority of miners and the particular cryptocurrency users must consent to those software modifications by downloading the altered software or upgrade that implements the changes; otherwise, the changes do not become a part of the cryptocurrency network. Generally, changes to various cryptocurrency networks have been accepted by the vast majority of users and miners, ensuring that the cryptocurrency networks remain coherent economic systems; however, a developer or group of developers could potentially propose a modification to a cryptocurrency network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the respective cryptocurrency network. In such a case, and if the modification is material and/or not backwards compatible with the prior version of the respective cryptocurrency network software, a “fork” in the blockchain could develop and two separate networks of the same cryptocurrency could result, one running the pre-modification software program and the other running the modified version (e.g., a second bitcoin network). Such a fork in the blockchain typically would be addressed by community-led efforts to merge the forked blockchains, and several prior forks have been so merged without any material impact on the price of Bitcoin, although there can be no assurance that this will always be the case upon a fork. This kind of split in a Bitcoin, Ethereum, or Litecoin Network could materially and adversely impact an investment in us and, in the worst case scenario, harm the sustainability of the respective network’s economy.

The open-source structure of cryptocurrency network protocol means that the developers and other contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the cryptocurrency network and an investment in us.

The Bitcoin, Ethereum, and Litecoin Networks operate based on an open-source protocol maintained by certain core developers and other contributors. The core developers are those developers employed by MIT Media Lab’s Digital Currency Initiative who oversee the Bitcoin Network. As these network protocols are not sold and the networks’ use does not generate revenues for its development team, the core developers and contributors are generally not compensated for maintaining and updating the respective cryptocurrency network protocol. To the extent that material issues arise with the Bitcoin, Ethereum, or Litecoin Network protocols, and the core developers and open-source contributor community are unable to address the issues adequately or in a timely manner, the respective cryptocurrency network, Super Crypto Mining, Inc. and an investment in us may be adversely affected.

The further development and acceptance of cryptocurrency networks, which represents a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital currency systems may adversely affect our business.

Digital currencies may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry. The growth of the digital currency industry in general, and in particular the Bitcoin industry, Ethereum industry, and Litecoin industry, are subject to a high degree of uncertainty. The factors affecting the further development of the digital currencies industry, as well as the Bitcoin, Ethereum and Litecoin industries, include:

•	Continued worldwide growth in the adoption and use of Bitcoins, Ethereum, and Litecoins, and other cryptocurrency;
•
Government and quasi-government regulation of Bitcoin, Ethereum, and Litecoin, and other cryptocurrency and their use, or restrictions on or regulation of access to and operation of cryptocurrency networks and system;

•	The maintenance and development of the open-source software protocol of various cryptocurrency networks;
•	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and
•	General economic conditions and the regulatory environment relating to digital currencies.

A decline in the popularity or acceptance of the top cryptocurrencies or their networks could adversely affect an investment in us.

The value of cryptocurrency and fluctuations in the price of cryptocurrency could materially and adversely affect the business of Super Crypto Mining, Inc. and investment in the company.

Several factors may affect the value of cryptocurrency, including, but not limited to:

•	Total cryptocurrency in existence;
•
Global cryptocurrency demand, which is influenced by the growth of retail merchants’ and commercial businesses’ acceptance of cryptocurrency as payment for goods and services, the security of online cryptocurrency exchanges and digital wallets that hold cryptocurrency, the perception that the use and holding of cryptocurrency is safe and secure, the lack of regulatory restrictions on their use and the reputation of cryptocurrency for illicit use;

•
Global cryptocurrency supply, which is influenced by similar factors as global cryptocurrency demand, in addition to fiat currency needs by miners (for example, to invest in equipment or pay electricity bills) and taxpayers who may liquidate cryptocurrency holdings around tax deadlines to meet tax obligations;

•	Investors’ expectations with respect to the rate of inflation or deflation of fiat currencies or cryptocurrency;
•	Interest rates;
•	Currency exchange rates, including the rates at which cryptocurrency may be exchanged for fiat currencies;
•	Fiat currency withdrawal and deposit policies of cryptocurrency exchanges and liquidity of such cryptocurrency exchanges;
•	Interruptions in service from or failures of major cryptocurrency exchanges;
•	Cyber theft of cryptocurrency from online cryptocurrency wallet providers, or news of such theft from such providers, or from individuals’ cryptocurrency wallets;
•	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in cryptocurrency;
•	Monetary policies of governments, trade restrictions, currency devaluations and revaluations;
•	Regulatory measures, if any, that restrict the use of cryptocurrency as a form of payment or the purchase of cryptocurrency on the cryptocurrency market;
•	The availability and popularity of businesses that provide cryptocurrency related services;
•	The maintenance and development of the opensource software protocol of certain cryptocurrency networks;
•	Increased competition from other forms of cryptocurrency or payments services;
•	Global or regional political, economic, or financial events and situations;
•	Expectations among cryptocurrency economy participants that the value of cryptocurrency will soon change; and
•	Fees associated with processing a cryptocurrency transaction.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment, including financial institutions of investors in the Company’s securities.

A number of companies that provide bitcoin and/or other cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease its usefulness and harm its public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin and/or other cryptocurrency-related services.  This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could result in the inability of our investors to open or maintain stock or commodities accounts, including the ability to deposit, maintain or trade the Company’s securities. Such factors would have a material adverse effect the ability of the Company to continue as a going concern or to pursue its cryptocurrency business segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and harm investors.

Possibility of cryptocurrency algorithms or protocols changing, such as a transition by some networks to proof of stake validation, and other crypto mining related risks could have an adverse impact on the Company’s business prospects.

The underlying cryptocurrency algorithms, protocols and other important factors are constantly changing. It is possible that these changes could negatively impact the Company’s business and business plans. Should the top cryptocurrencies that the Company intends to focus on shift their underlying protocols, algorithms, validation methods or other material factors (for instance from a proof of work validation method to a proof of stake method, which is an alternative method to proof of work for validating cryptocurrency transactions), it could adversely impact the Company’s business prospects. A shift from proof of work validation method to a proof of stake method could render any Company that maintains advantages in the current climate (for example from lower priced electric, processing, real estate, or hosting) less competitive Any major changes related to the top cryptocurrencies could have an adverse impact on the ability of Super Crypto Mining, Inc. and Super Crypto Power to continue as going concerns or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account.

The profitability and success of crypto mining is constantly changing due to various factors. These changes and the Company’s choices related to which cryptocurrencies to focus on for their own account or for customers could adversely affect the Company’s business results.

The miners that the Company has purchased allow the Company to decide which cryptocurrency to mine. The factors that affect the success of mining an individual cryptocurrency change rapidly. Should the Company choose the wrong cryptocurrency to focus their crypto mining operations on, it could adversely impact the Company’s business prospects.

To the extent that the profit margins of cryptocurrency mining operations are not high, operators of cryptocurrency mining operations are more likely to immediately sell cryptocurrency earned by mining in the market, resulting in a reduction in the price of cryptocurrencies that could adversely impact the Company and similar actions could affect other cryptocurrencies.

Over the years, crypto mining operations have evolved from individual users mining with computer processors, graphics processing units and first generation application-specific integrated circuit (“ASIC”) servers. Currently, new processing power is predominantly added by incorporated and unincorporated “professionalized” crypto mining operations. Professionalized crypto mining operations may use proprietary hardware or sophisticated ASIC machines acquired from ASIC manufacturers. They require the investment of significant capital for the acquisition of this hardware, the leasing of operating space (often in data centers or warehousing facilities), incurring of electricity costs and the employment of technicians to operate the cryptocurrency mining farms.

As a result, professionalized crypto mining operations are of a greater scale than prior miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized crypto mining operations to more immediately sell cryptocurrencies earned from crypto mining operations, whereas it is believed that individual miners in past years were more likely to hold newly mined bitcoins and/or other cryptocurrencies for more extended periods. The immediate selling of newly mined bitcoins and/or other cryptocurrencies greatly increases the supply of bitcoins and/or other cryptocurrencies for sale, creating downward pressure on the price of bitcoins and/or other cryptocurrencies.

The extent to which the value of bitcoins and/or other cryptocurrencies mined by a professionalized crypto mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized crypto mining operation may be more likely to sell a higher percentage of its newly mined bitcoins and/or other cryptocurrencies rapidly if it is operating at a low profit margin—and it may partially or completely cease operations if its profit margin is negative. In a low profit margin environment, a higher percentage could be sold more rapidly, thereby potentially reducing bitcoin and/or other cryptocurrencies prices. Lower bitcoin and/or other cryptocurrencies prices could result in further tightening of profit margins, particularly for professionalized crypto mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of bitcoin until crypto mining operations with higher operating costs become unprofitable and remove mining power. The network effect of reduced profit margins resulting in greater sales of newly mined bitcoins and/or other cryptocurrencies could result in a reduction in the price of bitcoins and/or other cryptocurrencies that could adversely impact business of Super Crypto Mining, Inc. and the Company.

The foregoing risks associated with bitcoin could be equally applicable to other cryptocurrencies, existing now or introduced in the future.  Such circumstances would have a material adverse effect on the ability of the Company to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company may hold or expect to acquire for its own account and harm investors.

Should new services/software embodying new technologies emerge, the Company’s or its investments’ ability to recognize the value of the use of existing hardware and equipment and its underlying technology, may become obsolete and require substantial capital to replace such equipment.

The increase in interest and demand for cryptocurrencies has led to a shortage of crypto mining hardware as individuals purchase equipment for mining at home and large scale mining evolved. Equipment in Super Crypto Mining, Inc.’s crypto mining facilities will require replacement from time to time and new technological innovations could render the Company’s current equipment obsolete at any time. Shortages of graphics processing units may lead to unnecessary downtime for miners and limit the availability or accessibility of cryptocurrency mining processing capabilities in the industry. Such events would have a material adverse effect on the ability of the Company to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company may hold or expect to acquire for its own account.

Since there has been limited precedence set for financial accounting of bitcoin, Ethereum, and other digital assets, it is unclear how the Company will be required to account for digital assets transactions in the future.

Since there has been limited precedence set for the financial accounting of digital assets, it is unclear how the Company will be required to account for digital asset transactions or assets. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate the Company’s financial statements. Such a restatement could negatively impact the Company’s business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on the ability of the Company to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account and harm investors.

Demand for bitcoins is driven, in part, by its status as the most prominent and secure digital asset. It is possible that a digital asset other than bitcoins could have features that make it more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for bitcoins, which could have a negative impact on the price of bitcoins and adversely affect an investment in our securities.

The Bitcoin Network and bitcoins, as an asset, hold a “first-to-market” advantage over other digital assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure the blockchain and transaction verification system.   Having a large crypto mining network results in greater user confidence regarding the security and long-term stability of a digital asset’s network and its blockchain; as a result, the advantage of more users and miners makes a digital asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

There are thousands of alternate digital assets (or altcoins). Bitcoin enjoys significantly greater acceptance and usage than other altcoin networks in the retail and commercial marketplace, due in large part to the relatively well-funded efforts of payment processing companies including BitPay and Coinbase.

Despite the marked first-mover advantage of the Bitcoin Network over other digital assets, it is possible that an altcoin could become materially popular due to either a perceived or exposed shortcoming of the Bitcoin Network protocol that is not immediately addressed by the core developers of Bitcoin or a perceived advantage of an altcoin that includes features not incorporated into Bitcoin. If an altcoin obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce Bitcoin’s market share and have a negative impact on the demand for, and price of, bitcoins, which in turn, may materially and adversely affect the business, prospects or operations of the Super Crypto Mining, Inc. and the Company.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering, if any, for general corporate purposes, which may include working capital, capital expenditures, acquisitions of new technologies and investments, the financing of possible acquisitions or business expansions, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock. Other than as referred to herein, we do not have agreements or commitments for any specific acquisitions at this time.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from this offering.

DILUTION

Our net tangible book value as of September 30, 2017 was approximately $550,000, or $0.04 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2017. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 30,120,482 shares of our common stock in this offering at an assumed offering price of $1.66 per share, the last reported sale price of our common stock on the Exchange on February 23, 2018, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017 would have been approximately $47.9 million, or $1.08 per share. This represents an immediate increase in net tangible book value of $1.04 per share to existing stockholders and immediate dilution of $(0.58) per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$1.66
Net tangible book value per share of as September 30, 2017	$0.04
Increase in net tangible book value per share attributable to this offering	$1.04
As adjusted net tangible book value per share as of September 30, 2017, after giving effect to this offering	$1.08
Dilution per share to investors purchasing our common stock in this offering	$(0.58)

The above discussion and table are based on 14,150,154 shares of our common stock outstanding as of September 30, 2017, and exclude:

•	2,891,000 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted average exercise price of $1.10 per share;

•	10,233,199 shares of our common stock issuable upon exercise of warrants outstanding as of September 30, 2017, at a weighted average exercise price of $0.79 per share; and

•	3,157,576 shares of our common stock reserved for issuance pursuant to convertible notes outstanding as of September 30, 2017.

•	4,606,131 shares of our common stock reserved for issuance pursuant to preferred stock outstanding as of September 30, 2017.

The table above assumes for illustrative purposes that an aggregate of 30,120,482 shares of our common stock are sold during the term of the sales agreement with HCW at a price of $1.66 per share, the last reported sale price of our common stock on the Exchange on February 23, 2018, for aggregate gross proceeds of $50.0 million. The shares subject to the sales agreement with HCW are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $1.66 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the sales agreement with HCW is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.45 per share and would increase the dilution in net tangible book value per share to new investors in this offering to ($1.21) per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $1.66 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the sales agreement with HCW is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.53 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $(0.13) per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that outstanding options or warrants outstanding as of September 30, 2017 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with HCW, under which we may issue and sell shares of our common stock having an aggregate gross sales price of up to $50 million from time to time through HCW acting as a sales agent. Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act.

Each time we wish to issue and sell common stock, we will notify HCW of the number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed HCW, unless HCW declines to accept the terms of the notice, HCW has agreed, subject to the terms and conditions of the sales agreement, to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. We may instruct HCW not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or HCW may suspend the offering of shares of common stock being made through HCW under the sales agreement upon proper notice to the other party.

We will pay HCW commissions for its services in acting as agent in the sale of our common stock. HCW will be entitled to compensation at a commission rate equal to 5% of the aggregate gross sales price of the shares sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse HCW for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $60,000 and $5,000 each calendar quarter, as provided in the sales agreement.

Settlement for sales of common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and HCW in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, HCW will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of HCW will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to HCW against certain civil liabilities, including liabilities under the Securities Act.

Our common stock is listed on the Exchange and trades under the symbol “DPW.” The transfer agent of our common stock is Computershare Trust Company, N.A., 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129

HCW and/or its affiliates may in the future provide various investment banking and other financial services for us for which services they may in the future receive customary fees.

In connection with this offering, for a period of 24 months from the date of the sales agreement, we granted HCW a right of first refusal to act as sole lead manager, sole bookrunner, exclusive placement agent, exclusive financial advisor, exclusive arranger, or other similar capacity, on HCW’s customary terms, in connection with any offering, sale or private placement of any debt, equity, or hybrid securities.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. We have incorporated by reference a copy of the sales agreement with this prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement and accompanying prospectus will be passed upon by Sichenzia Ross Ference Kesner LLP, New York, New York.  Duane Morris LLP, Newark, New Jersey, is counsel to HCW in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2016, and for the year then ended incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Marcum, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2015, and for year then ended incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the Securities and Exchange Commission, or SEC, under the Securities Act, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC's public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus supplement, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (unless otherwise noted, the SEC file number for each of the documents listed below is 001-36019):

•	Our Annual Report on Form 10-K for the period ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and September 30, 2017, and Form 10-Q/A for the quarter ended June 30, 2017;

•	Definitive Proxy Statement on Schedule 14A dated November 17, 2017;

•
Current Reports on Form 8-K filed with the Commission on January 5, 2017, January 20, 2017, February 17, 2017, February 24, 2017, February 27, 2017, March 9, 2017, March 16, 2017, March 20, 2017, March 21, 2017, March 28, 2017, April 4, 2017, April 11, 2017, May 3, 2017, May 5, 2017, May 17, 2017, May 31, 2017, June 5, 2017, June 6, 2017, June 7, 2017, June 8, 2017, June 19, 2017, June 21, 2017, June 29, 2017, July 12, 2017, July 17, 2017, July 26, 2017, July 31, 2017, August 9, 2017, August 11, 2017, August 25, 2017, September 6, 2017 (Item 2.01 only), September 7, 2017, October 12, 2017, October 19, 2017, October 23, 2017, November 2, 2017, November 6, 2017 (Form 8-K/A), November 7, 2017, November 8, 2017 (Form 8-K/A), November 8, 2017, November 14, 2017, November 21, 2017, November 22, 2017, December 4, 2017, December 8, 2017, December 13, 2017, December 15, 2017 (Form 8-K/A), December 20, 2017, December 26, 2017, December 28, 2017, December 29, 2017, January 2, 2018, January 16, 2018, January 22, 2018, January 24, 2018, January 25, 2018, January 31, 2018, February 1, 2018 and February 12, 2018; and

•	The description of our common stock contained in our Form 8-A.

We also incorporate by reference into this prospectus supplement and accompanying prospectus additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC.  Any statements contained in a previously filed document incorporated by reference into this prospectus supplement and accompanying prospectus is deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement or accompanying prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus supplement and accompanying prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement and accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or accompanying prospectus, or the date of the documents incorporated by reference in this prospectus supplement and accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement and accompanying prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at Digital Power Corporation., 48430 Lakeview Blvd., Fremont, California, 94538-3158; Tel.: (510) 657-2635; Attention: Amos Kohn, President and Chief Executive Officer.

PROSPECTUS

$100,000,000
Common Stock
Preferred Stock
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, or units having an aggregate initial offering price not exceeding $100,000,000. The preferred stock, warrants, and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours.

Each time we sell a particular class or series of securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information in this prospectus.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest in any securities.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is presently listed on the NYSE American under the symbol “DPW”.  On January 2, 2018, the last reported sale price of our common stock was $3.50.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES VARIOUS RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT, AS UPDATED IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD CAREFULLY READ AND CONSIDER THESE RISK FACTORS BEFORE YOU INVEST IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated January 11, 2018

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time having an aggregate initial offering price of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. You should read both this prospectus, including the section titled “Risk Factors,” and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Commission and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

Except where the context otherwise requires, the terms, “we,” “us,” “our” or “the Company,” refer to the business of DPW Holdings, Inc., a Delaware corporation and its wholly-owned subsidiaries.

Overview

We are a growth company seeking to increase our revenues through acquisitions. Our strategy reflects our management and Board’s current philosophy that occurred as a result of a change in control completed in September 2016. Our acquisition and development target strategy includes companies that have developed a “new way of doing business” in mature, well-developed industries experiencing changes due to new technology; companies that may become profitable or more profitable through efficiency and reduction of costs; companies that are related to our core business in the commercial and defense industries; and companies that will enhance our overall revenues. It is our goal to substantially increase our gross revenues in the near future.

We were originally a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the medical, military, telecom and industrial markets. Although we intend to seek growth through acquisitions, we will continue to focus on high-grade and custom product designs for the commercial, medical and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions.

We also have operations located in Europe through our wholly-owned subsidiary, Digital Power Limited (“DPL”), Salisbury, England, which operates under the brand name of “Gresham Power Electronics” (“Gresham”). DPL designs, manufactures and sells power products and system solutions mainly for the European marketplace, including power conversion, power distribution equipment, DC/AC (Direct Current/Active Current) inverters and UPS (Uninterrupted Power Supply) products. Our European defense business is specialized in the field of naval power distribution products.

On November 30, 2016, Digital Power formed Digital Power Lending, LLC (“DP Lending”), a wholly-owned subsidiaries. DP Lending is engaged in providing commercial loans to companies throughout the United States to provide them with operating capital to finance the growth of their businesses. The loans will primarily be short-term, ranging from six to twelve months.

On June 2, 2017, we completed the acquisition of a 56.4% majority interest in Microphase Corp. (“Microphase”) Microphase is a customer-driven supplier of advanced electronic technology solutions serving applications from DC to 100 GHz across a diverse mix of markets. Microphase designs, develops and manufactures standard and customized state-of-the-art RF, Microwave, and Millimeter-wave components, devices, subsystems and integrated modules for the worldwide commercial wireless infrastructure, defense & aerospace, satellite, wireless multimedia and consumer electronics, public safety and homeland/global security markets.

In addition, on September 1, 2017, Coolisys Technologies, Inc. (“Coolisys”), a Delaware corporation and wholly owned subsidiary of DPW Holdings, Inc. (the ‘Company”), completed the acquisition of all of the Membership Interests of Power Plus Technical Distributors LLC.  Power-Plus Technical Distributors is an industrial distributor of value added power supply solutions, UPS systems, fans, filters, line cords, and other power-related components.  As a result of the acquisition, Power Plus Technical Distributors has become a subsidiary of Coolisys.

On August 16, 2017, the Company approved the issuance and sale of (i) 272,727 shares of our common stock at a purchase price equal to $0.55 per share and (ii) warrants to purchase up to 272,727 shares of our common stock at $0.65 per share to two shareholders for an aggregate purchase price of $150,000. These shares and warrants have yet to be issued by the Company and are subject to approval from the NYSE American prior to issuance. In addition, the Company is obligated to issue to Spartan Capital 100,000 shares of our common stock for capital advisory services.

In October 2017, Ault & Company purchased 75,000 shares of our common stock at $0.60 per share and a warrant to purchase up to 75,000 shares at $0.60 per share for an aggregate purchase price of $45,000. These shares and warrants have yet to be issued by the Company and are subject to approval from the NYSE American prior to issuance.

Also, in October 2017, William Gordon, the Company’s Vice President, purchased 128,806 shares of our common stock at $0.67 for cancellation of $93,000 in debt that was owed to Mr. Gordon in connection with the Company’s acquisition of Power Plus Technical Distributors LLC. These shares were issued to Mr. Gordon under the Company’s shelf registration statement (Reg. No. 333-215834).

On November 2, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which the we agreed to issue and sell to the Purchaser (i) at the first closing, 300,000 shares of restricted common stock of the Company (the “Restricted Shares”) and a 10% Original Issue Discount Convertible Debenture for a purchase price of $1,010,000 with a principal face amount of $1,111,000 and (ii) at the second closing, an additional 10% Original Issue Discount Convertible Debenture for an aggregate purchase price of $990,000 with an aggregate principal face amount of $1,089,000.

On November 7, 2017, we entered into subscription agreements with investors, under which we agreed to issue and sell 725,000 shares of common stock to the investors at $0.60 per share for an aggregate purchase price of $435,000. $180,000 of the aggregate purchase price was paid in cash and $255,000 was in consideration for the cancellation of debt incurred by the Company.

On December 4, 2017, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”), pursuant to which we agreed to issue and sell to the Purchaser 150,000 shares of restricted common stock of the Company (the “Restricted Shares”) and a 10% Original Issue Discount Convertible Debenture for a purchase price of $500,000 with a principal face amount of $550,000. The Purchase Agreement closed on December 14, 2017.

On December 5, 2017, we entered into an exchange agreement (the “Exchange Agreement”) with WT Johnson & Sons (Huddersfield) Limited (the “Holder”), pursuant to which we issued to the Holder, (a) a convertible promissory note in the principal amount of $600,000 (“Note A”), and (b) a convertible promissory note in the principal amount of $1,667,766 (“Note B”), in exchange for cancellation of (i) an outstanding loan made by the Holder to MTIX Ltd., an indirect wholly owned subsidiary of the Company (“MTIX”), in the amount of $265,666; and (ii) cancellation of an aggregate of $2,002,500 owed by us to the Holder pursuant to an Agreement for the Sale and Purchase of the Textile Multi-Laser Enhancement Technology Machine dated as of July 21, 2017 by and between MTIX and the Holder. The Exchange Agreement closed on December 13, 2017.

On December 5, 2017, we entered into an exchange agreement (the “Agreement”) with several accredited investors (each, an “Investor” and collectively, the “Investor”), pursuant to which we issued to each of the Investors, (a) shares of common stock, no par value (the “Conversion Shares”), and (b) a warrant (the “Warrant”) to purchase shares of common stock (the “Warrant Shares”), in exchange for cancellation of outstanding debt owed to the Investors by Microphase in the amount of $690,000. Pursuant to the terms of the Agreement, the Investors were entitled to 10% interest payable on the debt until August 31, 2017 and an additional premium of 25%, resulting in an aggregate amount of debt of $896,939 (the “Debt”). The number of Conversion Shares issuable to each Investor was derived by dividing the individual’s portion of the Debt by the 10-day trailing volume-weighted average price ending on August 4, 2017, resulting in the issuance of an aggregate of 1,523,852 Conversion Shares. Each Investor was entitled to receive a Warrant to purchase that number of Warrant Shares equal to 25% of the Conversion Shares the Investor was issued. Each Warrant is exercisable for $1.10 per share, carries a term of three years, is exercisable on a cashless basis and contains standard anti-dilution provisions. The Agreement provides for registration rights under the Securities Act of 1933, as amended for the Conversion Shares and the Warrant Shares. The Agreement closed on December 13, 2017.

On December 5, 2017, we entered into a subscription agreement with one investor (the “Direct Offering”) for the sale of 640,000 shares of common stock at $1.25 per share for the aggregate purchase price of $800,000. The Direct Offering was consummated on December 13, 2017.

On December 28, 2017, at the Annual Meeting of Shareholders of DPW Holdings, Inc., then known as Digital Power Corporation, the Company’s shareholders approved a number of proposals, including the reincorporation of the Company from California to Delaware (“Reincorporation”). The effective date of the Reincorporation was December 29, 2017.  Upon consummation of the Reincorporation, the daily business operations of the Company continued as they were conducted by its predecessor immediately prior to the Reincorporation and the officers and directors of the predecessor became the officers and directors of the Company, except that Milton C. Ault III became the Company’s Chief Executive Officer whereas Amos Kohn remained as its President and Chief Financial Officer. The Reincorporation did not affect any of the Company’s material contracts with any third parties, and the Company’s rights and obligations under such material contractual arrangements continue to be rights and obligations of the Company after the Reincorporation. The Reincorporation did not result in any change in headquarters, business, jobs, management, location of any of the offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation) of the Company.

On December 31, 2017, CooliSys Technologies Inc. (“Coolisys”), a Delaware corporation and wholly owned subsidiary of the Company, entered into a Share Purchase Agreement (the “Agreement”) with Micronet Enertec Technologies, Inc. (“MICT”), a Delaware corporation, Enertec Management Ltd., an Israeli corporation and wholly owned subsidiary of MICT (“EML” and, together with MICT, the “Seller Parties”), and Enertec Systems 2001 Ltd. (“Enertec”), an Israeli corporation and wholly owned subsidiary of EML, pursuant to which Coolisys shall acquire Enertec, subject to the terms and conditions set forth in the Agreement. The purchase price consists of a cash payment of $5,250,000 and the assumption of $4,000,000 in Enertec’s liabilities, with the cash portion to be adjusted for any increase or decrease of the $4,000,000 in liabilities.

Corporate Information

Our corporate name is DPW Holdings, Inc. for both legal and commercial purposes. We are located at 48430 Lakeview Blvd., Fremont, California, 94538-3158 (telephone number (510) 657-2635). Our website address is www.dpwholdings.com. The information on our website does not constitute part of this prospectus.  We have included our website address as a factual reference and do not intend it to be an active link to our website.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the following factors as well as the other information contained in this prospectus, in any supplement to this prospectus and in the other reports that we file with the Commission and that we incorporate by reference into this prospectus, before deciding to invest in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our shares of common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

We generated operating and net losses for the nine months ended September 30, 2017, and for the years ended December 31, 2016, and 2015; we have a risk as a going concern.

We are a growth company and have experienced operating and net losses, and anticipate continuing to experience such losses in the future. For the nine months ended September 30, 2017, we had a loss from operations of approximately $3,549,000 and a net loss of approximately $4,916,000. For the years ended December 31, 2016, and 2015, we had losses from operations of approximately $1,219,000 and $1,003,000 and net losses of approximately $1,122,000 and $1,096,000, respectively.

We expect to continue to incur losses for the foreseeable future and need to raise additional capital to continue business development initiatives and to support our working capital requirements. In March 2017, we were awarded a 3-year, $50 million purchase order by MTIX Ltd. (“MTIX”) to manufacture, install and service the Multiplex Laser Surface Enhancement (“MLSE”) plasma-laser system. We believe that the MLSE purchase order will be a source of revenue and generate significant cash flows for us. However, if we are unable to raise additional capital, we may be required to curtail operations and take additional measures to reduce costs, including reducing our workforce, eliminating outside consultants and reducing legal fees in order to conserve cash in amounts sufficient to sustain operations and meet our obligations. As a result of these financing uncertainties, during the third quarter ended September 30, 2017, we recognized that our dependence on ongoing capital requirements to fund our operations raise substantial doubt about our ability to continue as a going concern.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have also experienced complications reporting as a result of material weaknesses which resulted in the restatement of our Form 10-Q for the quarterly period ended June 30, 2017, which was filed with the Securities and Exchange Commission (“Commission”) on August 21, 2017, and amended on November 14, 2017. We have carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the most recent period covered by this report. Based on the foregoing, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses described below.

A material weakness is a deficiency, or a combination of deficiencies, within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 5, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which have caused management to conclude that as of June 30, 2017 our internal controls over financial reporting (“ICFR”) were not effective at the reasonable assurance level:

1.
We do not have sufficient resources in our accounting function, which restricts our ability to gather, analyze and  properly review information related to financial reporting in a timely manner. In addition, due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Management evaluated the impact of our failure to have segregation of duties during our assessment of our disclosure controls and procedures and concluded that the control deficiency that resulted represented a material weakness.

2.
We have inadequate controls to ensure that information necessary to properly record transactions is adequately communicated on a timely basis from non-financial personnel to those responsible for financial reporting. Management evaluated the impact of the lack of timely communication between non–financial and financial personnel on our assessment of our reporting controls and procedures and has concluded that the control deficiency represented a material weakness.

We have taken steps to remediate some of the weaknesses described above, including a greater level of involvement by our Audit Committee. We intend to continue to address these weaknesses as resources permit.

 If we do not continue to satisfy the NYSE American continued listing requirements, our common stock could be delisted from NYSE American.

The listing of our common stock on the NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing. On December 18, 2015, we were notified by the NYSE American that we were no longer in compliance with the NYSE American continued listing standards because our reported stockholders' equity was below continued listing standards. The NYSE American requires that a listed company's stockholders' equity be $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. Subsequently, the NYSE American informed us that we are required to attain stockholders’ equity of $6.0 million or more because we experienced a loss for the year ended December 31, 2016.

Following submission of our compliance plan demonstrating how we intend to regain compliance with the continued listing standards, we were notified on March 9, 2016, that the NYSE American granted us a listing extension on the basis of our plan until June 19, 2017. We are subject to periodic review by NYSE American staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in our common stock being delisted from the NYSE American.

On June 19, 2017, we filed a Form 8-K report with the Commission announcing that our Stockholders' Equity was approximately $6,409,000 on a pro-forma basis. In a letter dated June 20, 2017, the NYSE American notified us that we had successfully regained compliance with the NYSE American continued listing standards. Notwithstanding the foregoing, in light of our continue losses, there is no assurance that we will be able to continue to meet the NYSE American continued listing standard. Failure to meet the NYSE American listing requirement, we may be subject to delisting by the NYSE American. In the event our common stock is no longer listed for trading on the NYSE American, our trading volume and share price may decrease and we may experience further difficulties in raising capital which could materially affect our operations and financial results.

On November 20, 2017, we received a letter from NYSE Regulation indicating that the NYSE American had concluded that we failed to comply with Section 401(a) of the NYSE American’s Company Guide, which section requires that a listed company “make immediate public disclosure of all material information concerning its affairs ...” The letter, which relates to our disclosure of certain personnel changes to our board of directors and officers, provided that such letter constituted a warning letter issued to the Company pursuant to Section 1009(a)(i) of the NYSE American Company Guide. On October 12, 2017, we filed a Form 8-K that disclosed that certain personnel changes to our board of directors and executive officers were effective October 6, 2017. On November 6, 2017, we filed an amendment to the above referenced Form 8-K that disclosed that the personnel changes had not in fact occurred. After discussion with the NYSE American, on November 8, 2017, we filed a subsequent Form 8-K that further clarified that we had determined to rescind the personnel changes as of October 23, 2017. In that Form 8-K, we provided additional disclosure explaining why the personnel changes were not undertaken.

On November 29, 2017, we notified the NYSE American, LLC that we were no longer in compliance with Rule 801(h) of the NYSE American Company Guide because, as a smaller reporting company, our Board of Directors was not comprised of at least 50% independent directors. On November 28, 2017, our Board of Directors approved the issuance of cash compensation, and 200,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock subject to vesting and shareholder approval, to Mr. William Horne, a director of the Company, for services. As a result of this compensation, Mr. Horne may not be deemed independent within the meaning of Section 803A(2) of the NYSE American Company Guide. Mr. Horne has resigned from the audit committee of the Board of Directors. Robert Smith has been appointed as chair of the audit committee. On December 8, 2017, our board of directors rescinded the equity compensation granted to Mr. Horne.  We believe that we are therefore presently in compliance with Rule 801(h) of the NYSE American Company Guide.

We will need to raise additional capital to increase our stockholders’ equity and to fund our operations in furtherance of our business plan.

Until we are profitable, we will need to quickly raise additional capital in order to increase our stockholders’ equity in order to continue to meet NYSE American continued listing standards and fund our operations in furtherance of our business plan. The proposed financing may include shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or preferred stock, debt securities, units consisting of the foregoing securities, equity investments from strategic development partners or some combination of each. Any additional equity financings may be financially dilutive to, and will be dilutive from an ownership perspective to our stockholders, and such dilution may be significant based upon the size of such financing. Additionally, we cannot assure that such funding will be available on a timely basis, in needed quantities, or on terms favorable to us, if at all.

Our growth strategy is subject to a significant degree of risk.

Our growth strategy through acquisitions involves a significant degree of risk. Some of the companies that we have identified as acquisition targets or make a significant investment in may not have a developed business or are experiencing inefficiencies and incur losses. Therefore, we may lose our investment in the event that these companies’ businesses do not develop as planned or that we are unable to achieve the cost efficiencies or reduction of losses as anticipated.

Further, in order to implement our growth plan, we have hired additional staff and consultants to review potential investments and implement our plan. As a result, we have substantially increased our infrastructure and costs. If we fail to quickly find new companies that provide revenue to offset our costs, we will continue to experience losses. No assurance can be given that our product development and investments will produce sufficient revenues to offset these increases in expenditures.

Our inability to successfully integrate new acquisitions could adversely affect our combined business; our operations are widely disbursed.

As stated above, our growth strategy through acquisitions is fraught with risk. On June 2, 2017, we acquired a majority interest in Microphase Corp. Our strategy and business plan is dependent on our ability to successfully integrate Microphase’s and our other acquisition’s operations. In addition, while we are based in Fremont, CA, Microphase’s operations are located in Shelton, Connecticut and Digital Power Limited’s (doing business as Gresham Power) operations are located in Salisbury, England. These distant locations will stretch our resources and management time. Further, failure to quickly and adequately integrate all of these operations and personnel could adversely affect our combined business and our ability to achieve our objectives and strategy. No assurance can be given that we will realize synergies in the areas we currently operate.

A principal stockholder has significant influence over us.

Philou Ventures, LLC (“Philou Ventures”) beneficially owns approximately 16.8% of our currently outstanding Common Stock on a fully diluted basis, as of January 2, 2018. As a result, it will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the Company’s assets, and any other significant corporate transaction. Its interests may not always coincide with those of our other stockholders.

A principal stockholder has certain rights to maintain its ownership interest in us.

In connection with entering into a Series B Preferred Stock purchase agreement on March 9, 2017 with Philou Ventures, we granted Philou Ventures the right to participate in future offerings under substantially the same terms of such offerings in order to allow Philou Ventures to maintain its ownership interest. If exercised by Philou Ventures, this contractual right has the effect of allowing Philou Ventures to maintain its interest in us and further dilute existing shareholders’ ownership interests in the event that we issue equity securities in such further offerings.

Our success is dependent on key management.

Our success depends substantially on the performance of certain key officers and personnel, in particular their ability to identify, acquire and operate new businesses and opportunities. The loss of the services of either Messrs. Ault or Kohn would have a material adverse effect on our business, results of operations, financial condition and prospects. We have not obtained key person insurance for these individuals.

Microphase is in technical default of a $450,000 loan.

In connection with our acquisition of a controlling interest in Microphase, Microphase delivered a promissory note in the principal face amount of $450,000 to an unsecured creditor for Microphase’s prior legal work.  The promissory note is secured by 10,000 shares of our Series E preferred stock.  Subject to shareholder approval, each share of Series E preferred stock is convertible into 60 shares of our common stock.  Under the terms of the promissory note, we were required to obtain shareholder approval of the conversion of the Series E preferred stock by August 1, 2017, which has not yet occurred. We will hold a shareholders’ meeting on December 28, 2017 to, among other things, seek approval of the conversion of the Series E preferred stock. The holder of the Microphase promissory note has not initiated any action to notice an event of default and we have had some limited discussion with the holder as to this issue. No assurance can be given that the holder will not send a notice of default under the Microphase promissory note and seek immediate collection.  In the event the holder does initiate collection action under the promissory note, this could have an adverse effect on Microphase’s operations, and, in turn, our investment in Microphase and therefore upon us as well.

We depend on Advice Electronics Ltd. (“Advice”) to maintain the technology used to manufacture our products and to manufacture some of our products. We also depend on the right to manufacture certain products subject to royalty payments with Advice.

In January 2016, Telkoor, a prior affiliate, sold its entire commercial assets to Advice which included without limitation product IP, manufacturing rights, customer base, inventory, staff and technological capabilities. Following such transaction, we entered into a manufacturing and distribution agreement with Advice. This agreement allows us to manufacture certain Advice products (formerly owned by Telkoor) through August 2017 against royalty payments. From August 2017 through December 2020, subject to Advice's consent, we will be allowed to continue distributing and selling certain Advice products while keeping product branding under our brand, after which we will be entitled to distribute the products under DPW Holdings, Inc. brand until December 2020.

We depend on Advice to design and retain up to date product technology and for manufacturing capabilities for certain of the products that we sell. If Advice is unable or unwilling to continue designing or manufacturing our products in required volumes and with a certain level of quality on a timely basis, that could lead to loss of sales and adversely affect our operating results and cash position. We also depend on Advice's intellectual property and ability to transfer production to third party manufacturers. Failure to obtain new products in a timely manner or delay in delivery of products to customers will have an adverse effect on our ability to meet our customers’ expectations. In addition, we operate in highly competitive markets where our ability to sell Advice’s products could be adversely affected by Advice's agreements with third parties, long lead-times and the high cost of Advice’s products. Also, in 2012, Telkoor’s products manufacturing lead-times increased, which hindered our ability to respond to our customers’ needs in timely manner. Advice's principal offices, research and development and manufacturing facilities are located in Israel. Political, economic and military conditions in Israel directly affect Advice operations. We are also dependent upon Advice’s terms and conditions with its contract manufacturers for some of our products, which terms and conditions may not always be in our best interest. In 2010, we purchased certain IP from Telkoor in order to reduce our dependency on Telkoor with respect to a certain line of products. We also entered into a Manufacturing Rights Agreement with Advice in 2016, pursuant to which we were granted the non-exclusive right to directly place purchase orders for certain products from a third-party manufacturer in consideration for payment of royalties to Advice. This agreement currently accounts for a significant portion of our sales. In the event this agreement is terminated for any reason, it would materially affect our financial position.

We are dependent upon our and our contract manufacturers’ ability to timely procure electronic components.

Because of the global economy, many raw material vendors have reduced capacities, closed production lines and, in some cases, even discontinued their operations. As a result, there is a global shortage of certain electronic components, which has extended our production lead-time and our production costs. Some materials are no longer available to support some of our products, thereby requiring us to search for cross materials or, even worse, redesign some of our products to support currently-available materials. Such redesign efforts may require certain regulatory and safety agency re-submittals, which may cause further production delays. While we have initiated actions that we believe will limit our exposure to such problems, the dynamic business conditions in many of our markets may challenge the solutions that have been put in place, and issues may recur in the future.

In addition, some of our products are manufactured, assembled and tested by third party subcontractors and contract manufacturers located in Asia. While we have had relationships with many of these third parties in the past, we cannot predict how or whether these relationships will continue in the future. In addition, changes in management, financial viability, manufacturing demand or capacity, or other factors, at these third parties could hurt our ability to manufacture our products.

Our strategic focus on our custom power supply solution competencies and concurrent cost reduction plans may be ineffective or may limit our ability to compete.

As a result of our strategic focus on custom power supply solutions, we will continue to devote significant resources to developing and manufacturing custom power supply solutions for a large number of customers, where each product represents a uniquely tailored solution for a specific customer’s requirements. Failure to meet these customer product requirements or a failure to meet production schedules and/or product quality standards may put us at risk with one or more of these customers. Moreover, changes in market conditions and strategic changes at the direction of our customers may affect their decision to continue to purchase from us. The loss of one or more of our significant custom power supply solution customers could have a material adverse impact on our revenues, business or financial condition.

We have also implemented a series of initiatives designed to increase efficiency and reduce costs. While we believe that these actions will reduce costs, they may not be sufficient to achieve the required operational efficiencies that will enable us to respond more quickly to changes in the market or result in the improvements in our business that we anticipate. In such event, we may be forced to take additional cost-reducing initiatives, including those involving our personnel, which may negatively impact quarterly earnings and profitability as we account for severance and other related costs. In addition, there is the risk that such measures could have long-term adverse effects on our business by reducing our pool of talent, decreasing or slowing improvements in our products or services, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our solutions increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

We are dependent upon our ability to attract, retain and motivate our key personnel.

Our success depends on our ability to attract, retain and motivate our key management personnel, including, but not limited to, our President and Chief Executive Officer, our Vice President of Finance, marketing and sales personnel, and key engineers necessary to implement our business plan and to grow our business. Competition for certain specific technical and management skill sets is intense. If we are unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with us, our future results could be adversely affected.

We depend upon a few major customers for a majority of our revenues, and the loss of any of these customers, or the substantial reduction in the quantity of products that they purchase from us, would significantly reduce our revenues and net income.

We currently depend upon a few major OEMs and other customers for a significant portion of our revenues. If our major OEM customers reduce or cancel their orders scaling back some of their activities, our revenues and net income would be significantly reduced. Furthermore, diversions in the capital spending of certain of these customers to new network elements have and could continue to lead to their reduced demand for our products, which could, in turn, have a material adverse effect on our business and results of operations. If the financial condition of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

We are dependent on the electronic equipment industry, and accordingly will be affected by the impact on that industry of current economic conditions.

Substantially all of our existing customers are in the electronic equipment industry, and they manufacture products that are subject to rapid technological change, obsolescence and large fluctuations in demand. This industry is further characterized by intense competition and volatility. The OEMs serving this industry are pressured for increased product performance and lower product prices. OEMs, in turn, make similar demands on their suppliers, such as us, for increased product performance and lower prices. Such demands may adversely affect our ability to successfully compete in certain markets or our ability to sustain our gross margins.

Our reliance on subcontract manufacturers to manufacture certain aspects of our products involves risks, including delays in product shipments and reduced control over product quality.

Since we do not own significant manufacturing facilities, we must rely on, and will continue to rely on, a limited number of subcontract manufacturers to manufacture our power supply products. Our reliance upon such subcontract manufacturers involves several risks, including reduced control over manufacturing costs, delivery times, reliability and quality of components, unfavorable currency exchange fluctuations and continued inflationary pressures on many of the raw materials used in the manufacturing of our power supply products. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity, inability of our subcontract manufacturers to procure raw materials, the loss of key assembly subcontractors, difficulties associated with the transition to our new subcontract manufacturers or other factors, we could experience lost revenues, increased costs, and delays in, or cancellations or rescheduling of, orders or shipments, any of which would materially harm our business.

We outsource, and are dependent upon developer partners for, the development of some of our custom design products.

We made an operational decision to outsource some of our custom design products to numerous developer partners. This business structure will remain in place until the custom design volume justifies expanding our in-house capabilities. Incomplete product designs that do not fully comply with the customer specifications and requirements might affect our ability to transition to a volume production stage of the custom designed product where the revenue goals are dependent on the high volume of custom product production. Furthermore, we rely on the design partners’ ability to provide high quality prototypes of the designed product for our customer approval as a critical stage to approve production.

We face intense industry competition, price erosion and product obsolescence, which, in turn, could reduce our profitability.

We operate in an industry that is generally characterized by intense competition. We believe that the principal bases of competition in our markets are breadth of product line, quality of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion and rapid product obsolescence due to technological improvements are therefore common in our industry as competitors strive to retain or expand market share. Product obsolescence can lead to increases in unsaleable inventory that may need to be written off and, therefore, could reduce our profitability. Similarly, price erosion can reduce our profitability by decreasing our revenues and our gross margins. In fact, we have seen price erosion over the last several years on most of the products we sell, and we expect additional price erosion in the future.

Our future results are dependent on our ability to establish, maintain and expand our manufacturers’ representative OEM relationships and our other relationships.

We market and sell our products through domestic and international OEM relationships and other distribution channels, such as manufacturers’ representatives and distributors. Our future results are dependent on our ability to establish, maintain and expand our relationships with OEMs as well as with manufacturers’ representatives and distributors to sell our products. If, however, the third parties with whom we have entered into such OEM and other arrangements should fail to meet their contractual obligations, cease doing, or reduce the amount of their business with us or otherwise fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

We may not be able to procure necessary key components for our products, or we may purchase too much inventory or the wrong inventory.

The power supply industry, and the electronics industry as a whole, can be subject to business cycles. During periods of growth and high demand for our products, we may not have adequate supplies of inventory on hand to satisfy our customers' needs. Furthermore, during these periods of growth, our suppliers may also experience high demand and, therefore, may not have adequate levels of the components and other materials that we require to build products so that we can meet our customers' needs. Our inability to secure sufficient components to build products for our customers could negatively impact our sales and operating results. We may choose to mitigate this risk by increasing the levels of inventory for certain key components. Increased inventory levels can increase the potential risk for excess and obsolescence should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets. If we purchase too much inventory or the wrong inventory, we may have to record additional inventory reserves or write-off the inventory, which could have a material adverse effect on our gross margins and on our results of operations.

Although we depend on sales of our legacy products for a meaningful portion of our revenues, these products are mature and their sales will decline.

A relatively large portion of our sales have historically been attributable to our legacy products. We expect that these products may continue to account for a meaningful percentage of our revenues for the foreseeable future. However, these sales are declining. Although we are unable to predict future prices for our legacy products, we expect that prices for these products will continue to be subject to significant downward pressure in certain markets for the reasons described above. Accordingly, our ability to maintain or increase revenues will be dependent on our ability to expand our customer base, to increase unit sales volumes of these products and to successfully, develop, introduce and sell new products such as custom design and value added products. We cannot assure you that we will be able to expand our customer base, increase unit sales volumes of existing products or develop, introduce and/or sell new products.

Our operating results may vary from quarter to quarter.

Our operating results have in the past been subject to quarter-to-quarter fluctuations, and we expect that these fluctuations will continue, and may increase in magnitude, in future periods. Demand for our products is driven by many factors, including the availability of funding for our products in our customers’ capital budgets. There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other concerns can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessarily indicative of our revenues in any future period. In addition, the number and timing of large individual sales and the ability to obtain acceptances of those sales, where applicable, have been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results for such quarter. It is possible that, in some quarters, our operating results will be below the expectations of public market analysts or investors. In such events, or in the event adverse conditions prevail, the market price of our common stock may decline significantly.

Failure of our information technology infrastructure to operate effectively could adversely affect our business.

We depend heavily on information technology infrastructure to achieve our business objectives. If a problem occurs that impairs this infrastructure, the resulting disruption could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on business in the normal course. Any such events could cause us to lose customers or revenue and could require us to incur significant expense to remediate.

We are subject to certain governmental regulatory restrictions relating to our international sales.

Some of our products are subject to International Traffic in Arms Regulation (“ITAR”), which are interpreted, enforced and administered by the U.S. Department of State. ITAR regulation controls not only the export, import and trade of certain products specifically designed, modified, configured or adapted for military systems, but also the export of related technical data and defense services as well as foreign production. Any delays in obtaining the required export, import or trade licenses for products subject to ITAR regulation and rules could have a material adverse effect on our business, financial condition, and/or operating results. In addition, changes in United States export and import laws that require us to obtain additional export and import licenses or delays in obtaining export or import licenses currently being sought could cause significant shipment delays and, if such delays are too great, could result in the cancellation of orders. Any future restrictions or charges imposed by the United States or any other country on our international sales or foreign subsidiary could have a materially adverse effect on our business, financial condition, and/or operating results. In addition, from time to time, we have entered into contracts with the Israeli Ministry of Defense which were governed by the U.S. Foreign Military Financing program (“FMF”). Any such future sales would be subject to these regulations. Failure to comply with ITAR or FMF rules could have a material adverse effect on our financial condition, and/or operating results.

We depend on international operations for a substantial majority of our components and products.

We purchase a substantial majority of our components from foreign manufacturers and have a substantial majority of our commercial products assembled, packaged, and tested by subcontractors located outside the United States. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions, changes in trade policies, governmental regulations, currency exchange fluctuations, reduced protection for intellectual property, war and other military activities, terrorism, changes in social, political, or economic conditions, and other disruptions or delays in production or shipments, any of which could have a materially adverse effect on our business, financial condition, and/or operating results.

We depend on international sales for a portion of our revenues.

Sales to customers outside of North America accounted for 40.2% and 55.8% of net revenues for the years ended December 31, 2016 and 2015, and 28.8% and 44.2% of net revenues for the quarters ended September 30, 2017 and 2016, and we expect that international sales will continue to represent a material portion of our total revenues. International sales are subject to the risks of international business operations as described above, as well as generally longer payment cycles, greater difficulty collecting accounts receivable, and currency restrictions. In addition, Digital Power Limited, our wholly-owned subsidiary in England, supports our European and other international customers, distributors, and sales representatives, and therefore is also subject to local regulation. International sales are also subject to the export laws and regulations of the United States and other countries.

If our accounting controls and procedures are circumvented or otherwise fail to achieve their intended purposes, our business could be seriously harmed.

We evaluate our disclosure controls and procedures as of the end of each fiscal quarter, and are annually reviewing and evaluating our internal control over financial reporting in order to comply with Commission’s rules relating to internal control over financial reporting adopted pursuant to the Sarbanes-Oxley Act of 2002. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain effective internal control over financial reporting or our management does not timely assess the adequacy of such internal control, we may be subject to regulatory sanctions, and our reputation may decline.

The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

We depend upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed.

The sale of our products is dependent on our ability to respond to rapid technological change, including evolving industry-wide standards, and may be adversely affected by the development, and acceptance by our customers, of new technologies which may compete with, or reduce the demand for, our products.

Rapid technological change, including evolving industry standards, could render our products obsolete. To the extent our customers adopt such new technology in place of our products, the sales of our products may be adversely affected. Such competition may also increase pricing pressure for our products and adversely affect the revenues from such products.

Our limited ability to protect our proprietary information and technology may adversely affect our ability to compete, and our products could infringe upon the intellectual property rights of others, resulting in claims against us, the results of which could be costly.

Many of our products consist entirely or partly of proprietary technology owned by us. Although we seek to protect our technology through a combination of copyrights, trade secret laws and contractual obligations, these protections may not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. In order to defend our proprietary rights in the technology utilized in our products from third party infringement, we may be required to institute legal proceedings, which would be costly and would divert our resources from the development of our business. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, our future results could be adversely affected.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we may become subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, require us to reengineer or cease sales of our products or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad.

If we are unable to satisfy our customers’ specific product quality, certification or network requirements, our business could be disrupted and our financial condition could be harmed.

Our customers demand that our products meet stringent quality, performance and reliability standards. We have, from time to time, experienced problems in satisfying such standards. Defects or failures have occurred in the past, and may in the future occur, relating to our product quality, performance and reliability. From time to time, our customers also require us to implement specific changes to our products to allow these products to operate within their specific network configurations. If we are unable to remedy these failures or defects or if we cannot effect such required product modifications, we could experience lost revenues, increased costs, including inventory write-offs, warranty expense and costs associated with customer support, delays in, or cancellations or rescheduling of, orders or shipments and product returns or discounts, any of which would harm our business.

If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed and our customers could seek to recover their damages from us.

Our products are complex, and despite extensive testing, may contain defects or undetected errors or failures that may become apparent only after our products have been shipped to our customers and installed in their network or after product features or new versions are released. Any such defect, error or failure could result in failure of market acceptance of our products or damage to our reputation or relations with our customers, resulting in substantial costs for us and our customers as well as the cancellation of orders, warranty costs and product returns. In addition, any defects, errors, misuse of our products or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate.

Our common stock price is volatile.

Our common stock is listed on the NYSE American. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. The exercise of outstanding options and warrants may adversely affect our stock price and a shareholder’s percentage of ownership.

We have a substantial number of convertible notes, warrants and options outstanding that could affect our price.

Due to a number of financings, we have a substantial number of shares that are subject to issuance pursuant to outstanding convertible debt, warrants and options. These conversion prices and exercise prices range from $0.01 to $1.69 per share of common stock. As of January 2, 2018, the number of shares of common stock subject to convertible notes, warrants and options were 1,283,940, 7,133,828 and 3,877,500 respectively. The issuance of common stock pursuant to convertible notes, warrants and options at conversion or exercise prices less than market prices may have the effect of limiting an increase in market price of our common stock until all of these underling shares have been issued.

We have a number of shares of common stock subject to registration rights.

Due to a number of financings, we have contractually agreed to register with the Commission shares of common stock, and common stock underlying outstanding warrants and convertible debt in connection with private placements of our securities. The potential resale at the same time of a large number of shares of common stock and common stock underlying warrants and convertible debt by the selling stockholders may adversely affect the market price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only.  Because the risk factors referred to above, as well as the risk factors referred to on page 7 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, the financing of possible acquisitions or business expansions, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;
•	shares of our preferred stock;
•	warrants to purchase any of the securities listed above; and/or
•	units consisting of any of the securities listed above.

The terms of any securities we offer will be determined at the time of sale. We may issue securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the Commission, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended.

Common Stock

We are authorized to issue 200,000,000 shares of Class A Common Stock and 25,000,000 shares of Class B Common Stock, par value $0.001 per share.  As of January 2, 2018, there were 30,397,299 shares of our Class A common stock issued and outstanding but no shares of Class B common stock issued or outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. In this Prospectus, all references solely to “common stock” shall refer to the Class A common stock.

Holders of our shares Class A common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of our shares Class B common stock are entitled to ten votes for each share on all matters submitted to a shareholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share.  Of these shares of preferred stock, 500,000 are designated as Series A Redeemable Convertible Preferred Stock; 500,000 are designated as Series B Redeemable Convertible Preferred Stock; 460,000 shares are designated as Series C Redeemable Convertible Preferred Stock; 378,776 shares are designated as Series D Redeemable Convertible Preferred Stock; and 10,000 shares are designated as Series E Redeemable Convertible Preferred Stock. As of January 2, 2018, there were no shares of Series A Redeemable Convertible Preferred Stock outstanding; 100,000 shares of Series B Redeemable Convertible Preferred Stock outstanding; no shares of Series C Redeemable Convertible Preferred Stock outstanding; 378,776 shares of Series D Redeemable Convertible Preferred Stock outstanding; and no shares of Series E Redeemable Convertible Preferred Stock outstanding.

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

December 2017 Debenture

In the December 2017 private placement we issued the December 2017 Debenture for an aggregate purchase price of $500,000 with an aggregate principal face amount of $550,000. The December 2017 Debenture has a term of eight months, bears interest at 5% per year and the principal of the December 2017 Debenture and interest earned thereon may be converted into shares of common stock at $0.60 per share, subject to adjustments for lower priced issuances, stock splits, stock dividends, combinations or similar events. The interest may be paid in cash or, subject to the satisfaction of certain equity conditions, in shares of common stock at our discretion.  In the event that we consummate any debt or equity financing with gross proceeds equal to or greater than $7,500,000, then we shall prepay to the holder in cash 110% of the outstanding principal amounts of the December 2017 Debenture and any accrued and unpaid interest if the closing of such transaction occurs within ninety days from the original issue date of a debenture, and we shall prepay to the holder in cash 115% of the outstanding principal amounts of the December 2017 Debenture and any accrued and unpaid interest if the closing of such transaction occurs between 91 days from the original issue date and the maturity date of the December 2017 Debenture. We have the option to prepay all amounts owed under the December 2017 Debenture in cash at a rate of 110% within 90 days from the original issue date and 115% from 91 days from the original issue date through the maturity date. The December 2017 Debenture contains a 4.99% beneficial ownership limitation, which may be increased at the holder’s option to up to 9.99% with 61 days written notice. Further, until the earlier of repayment or conversion, we shall not enter into a variable rate transactions.

The December 2017 Debenture contains standard and customary events of default including, but not limited to, failure to make payments when due under the December 2017 Debenture, failure to comply with certain covenants contained therein, or bankruptcy or insolvency of the Company. Upon an event of default, 150% of the outstanding principal amount of the December 2017 Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder's election, immediately due and payable in cash or in shares of common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare, 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.  If there are differences between that prospectus supplement and this prospectus, the prospectus supplement will control.  Thus, the statements we make in this section may not apply to a particular series of warrants.  Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000.  We may also choose to act as our own warrant agent.  We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the warrant agreement under which the warrants will be issued;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	anti-dilution provisions of the warrants, if any;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•
the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;

•	the identities of the warrant agent and any calculation or other agent for the warrants;
•	federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants;
•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

Calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose.  The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods.  The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time.  We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on The NYSE American. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2016, and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Marcum, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2015, and for year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus and any prospectus supplement which form a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Commission, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The Commission also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read, without charge, and copy the documents we file at the Commission’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Commission permits us to “incorporate by reference” the information contained in documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Commission, and incorporate by reference in this prospectus:

•	Our Annual Report on Form 10-K for the period ended December 31, 2016;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and September 30, 2017, and Form 10-Q/A for the quarter ended June 30, 2017;
•
Current Reports on Form 8-K filed with the Commission on January 5, 2017, January 20, 2017, February 17, 2017, February 24, 2017, February 27, 2017, March 9, 2017, March 16, 2017, March 20, 2017, March 21, 2017, March 28, 2017, April 4, 2017, April 11, 2017, May 3, 2017, May 5, 2017, May 17, 2017, May 31, 2017, June 5, 2017, June 6, 2017, June 7, 2017, June 8, 2017, June 19, 2017, June 21, 2017, June 29, 2017, July 12, 2017, July 17, 2017, July 26, 2017, July 31, 2017, August 9, 2017, August 11, 2017, August 25, 2017, September 6, 2017 (Item 2.01 only), September 7, 2017, October 12, 2017, October 19, 2017, October 23, 2017, November 2, 2017, November 6, 2017 (Form 8-K/A), November 7, 2017, November 8, 2017 (Form 8-K/A), November 8, 2017, November 14, 2017, November 21, 2017, November 22, 2017, December 4, 2017, December 8, 2017, December 13, 2017, December 15, 2017 (Form 8-K/A), December 20, 2017, December 26, 2017, December 28, 2017, December 29, 2017 and January 2, 2018.

•	Our proxy statement dated November 17, 2017, and
•	The description of our common stock contained in Form 8-A.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

We will provide you, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to DPW Holdings, Inc., 48430 Lakeview Blvd., Fremont, California, 94538-3158; Tel.: (510) 657-2635; Attention: Milton C. Ault III, Chief Executive Officer.

Up to $50,000,000

Common Stock

 PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

February 27, 2018